Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464

www.bakerdonelson.com

January 24, 2018

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Franklin Financial Network, Inc. (the “Company”) in connection with the registration of shares of the Company’s common stock, no par value per share (the “Shares”), issuable pursuant to that certain Agreement and Plan of Reorganization and Bank Merger between Civic Bank & Trust (“Civic”), the Company and Franklin Synergy Bank, a wholly-owned subsidiary of the Company, dated as of December 14, 2015, as amended by Amendment No. 1 thereto, dated May 9, 2016, Amendment No. 2 thereto, dated March 30, 2017, and Amendment No. 3 thereto, dated September 29, 2017 (the “Merger Agreement”), as set forth in Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on the date hereof. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Charter of the Company, as amended from time to time, filed by the Company with the Office of the Secretary of State of the State of Tennessee, the Amended and Restated Bylaws of the Company, minutes of meetings and actions taken by written consent of the Company’s board of directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares to be issued by the Company, when issued and delivered in accordance with the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Franklin Financial Network, Inc.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Tennessee Business Corporation Act (the “TBCA”).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the TBCA be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC